Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

Genaera Corporation Announces Third Quarter Financial Results

Plymouth Meeting, PA – November 14, 2008 – Genaera Corporation (NASDAQ: GENR) today announced its financial results for the three- and nine-month periods ended September 30, 2008. The net loss for the three-month period ended September 30, 2008 was $3.4 million, or $(0.19) per basic and diluted share, as compared to a net loss of $3.7 million, or $(0.21) per basic and diluted share, for the three-month period ended September 30, 2007. The net loss for the nine-month period ended September 30, 2008 was $12.4 million, or $(0.71) per basic and diluted share, as compared to a net loss of $9.9 million, or $(0.57) per basic and diluted share, for the nine-month period ended September 30, 2007.

Genaera’s research and development expenses for the three- and nine-month periods ended September 30, 2008 were $2.1 million and $9.5 million, respectively, compared to $2.9 million and $9.5 million, respectively, for the same periods in 2007.

The decrease in research and development expenses in the three-month period ended September 30, 2008 was primarily due to decreases in third-party contract research costs, clinical trial and manufacturing costs related to our trodusquemine (MSI-1436) program for the treatment of obesity and type 2 diabetes due to the timing of the clinical and research studies, as well as decreases in personnel expenses, third-party contract research costs and clinical trial costs related to the discontinuation of our squalamine program for the treatment of wet age-related macular degeneration and our LOMUCIN™ program for the treatment of cystic fibrosis in 2007. The decreases were partially offset by an increase in stock-based compensation expense.

While Genaera’s research and development expenses for the nine-month period ended September 30, 2008 were consistent with the same period in 2007, third-party contract research costs, clinical trial costs and consulting expenses related to the trodusquemine program for the treatment of obesity and type 2 diabetes increased as a result of the progression of the program through Phase 1 development. In addition, there was an in stock-based compensation expense. These increases were offset by decreases in third-party contract research costs, clinical trial costs and personnel expenses elated to the discontinuation of our squalamine program for the treatment of wet age-related macular degeneration and our LOMUCIN™ program for the treatment of cystic fibrosis in 2007.

Genaera’s general and administrative expenses for the three- and nine-month periods ended September 30, 2008 were $1.5 million and $5.0 million, respectively, compared to $1.2 million and $4.3 million, respectively, for the same periods in 2007. The increases were due principally to increases in stock-based compensation expense, partially offset by decreases in realignment costs, personnel costs, accounting fees, and intellectual property, public company and investor relations expenses as a result of the cost-cutting initiatives implemented in May 2008.

The Company’s cash, cash equivalents and short-term investment balance was $10.4 million at September 30, 2008.

About Genaera

Genaera Corporation is developing trodusquemine (MSI-1436) for type 2 diabetes and obesity currently in phase 1 clinical testing and has a fully out-licensed partnership with MedImmune, Inc. that is in phase 2 clinical testing in asthma. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to the risks and uncertainties discussed in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

-end of text-

-tables to follow-

GENAERA CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$92	$51	$1,446	$2,660

Costs and expenses:
Research and development	2,090	2,898	9,477	9,457
General and administrative	1,464	1,187	5,027	4,258

	3,554	4,085	14,504	13,715

Loss from operations	(3,462)	(4,034)	(13,058)	(11,055)
Interest income	65	305	345	1,011

Loss before income taxes	(3,397)	(3,729)	(12,713)	(10,044)
Income tax benefit	—	—	281	147

Net loss	$(3,397)	$(3,729)	$(12,432)	$(9,897)

Net loss per share - basic and diluted	$(0.19)	$(0.21)	$(0.71)	$(0.57)

Weighted average shares outstanding - basic and diluted	17,465	17,456	17,464	17,449

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2008	December 31, 2007
Cash, cash equivalents and investments	$10,426	$20,900
Prepaid expenses and other current assets	350	356
Fixed assets, net	251	374
Other assets	56	56

Total assets	$11,083	$21,686

Current liabilities	$1,319	$3,377
Long-term liabilities	49	70
Stockholders’ equity	9,715	18,239

Total liabilities and stockholders’ equity	$11,083	$21,686

# # #